Office of the Chief Accountant

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

October 23, 2012

Form 8K/Item 4.02/China Energy Corporation

Dear Sir/Madam:

Wei, Wei & Co. LLP (“WW”) has read Item 4.02 of Form 8-K of China Energy Corporation (the “Company”) dated October 19, 2012. We agree with the statements made by the Company insofar as they relate to WW.

Very truly yours,

Wei, Wei & Co. LLP